Exhibit 10.14

Description of the 2007-2009 Long-Term Incentive Plan

On May 16, 2007, Virgin Media Inc. (the “Company”), at a meeting of its Compensation Committee, granted stock options and restricted stock units to its executive officers and other key employees of the Company and its subsidiaries.  The grants comprise the Company’s long-term incentive program in respect of its 2007 through 2009 fiscal years.  The Company intends that these awards, which were granted pursuant to its 2006 Stock Incentive Plan (the “Plan”), will motivate and retain its executive officers and other key employees of the Company and its subsidiaries and will provide them with the financial incentive to engage in high levels of performance and thereby increase the value of the Company to its shareholders.

The aggregate value of the stock options granted to each award recipient is equal to fifty percent of his or her current annual base salary.  The value of the options was determined using the Black-Scholes method, and the per-share exercise price is equal to the fair market value per share of the Company’s common stock on the date of grant, in accordance with the Plan.  The options have a ten-year term and will vest, subject to continued employment, in twenty percent increments on each of January 1, 2008, 2009, 2010, 2011 and 2012, subject to accelerated vesting in the event of a change in control of the Company.

Each restricted stock unit represents a contractual right to receive, upon vesting, one share of common stock of the Company or cash equal to the value of one share of common stock on the vesting date (at the Company’s option).  The restricted stock units will vest if (1) the Company meets certain performance goals based on its long-term model in respect of the period from January 1, 2007 through December 31, 2009 and (2) the award recipient remains continuously employed by the Company or any of its subsidiaries through the payment date, which will be not later than April 30, 2010.  Each restricted stock unit agreement establishes a minimum level of performance below which no restricted stock units will vest, an intermediate level of performance at which half of the restricted stock units (with a value of 50% of base salary (based on the value of the restricted stock units on the grant date)) will vest, and a maximum level of performance at which all of the restricted stock units (with a value of 100% of base salary (based on the value of the restricted stock units on the grant date)) will vest.  Between these thresholds, vesting will be extrapolated on a linear basis.  If the award recipient’s employment terminates prior to the payment date, the restricted stock units will be forfeited.  The vesting of the restricted stock units will not accelerate in the event of a change in control of the Company.

Options to purchase an aggregate of 2,139,145 shares of common stock and an aggregate of 1,232,782 restricted stock units were awarded to approximately 102 award recipients.  Awards will be made in the future to employees who are not executive officers of the Company, but these awards are not expected to be material (individually or in the aggregate).